UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT TO FORM S-1/A2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Dewmar International BMC, Inc.
(Exact Name of registrant in its charter)

Nevada		27-1000407
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

132 E. Northside Dr. Suite C
Clinton, MS39056
(318) 572-3573
(Address and telephone number of principal executive offices)

Nevada Corporate Headquarters 101 Convention Center Dr. 7th Floor
Las Vegas, NV 89109
(702) 873-3488
(Name, address and telephone number of agent for service)

Copies to:
Abby Ertz, Esq. 3960 W. Point Loma Blvd. Ste. H 436
San Diego, CA 92110 Telephone (619) 840-4566 Fax (619) 795-8400

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.      .

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company.

Large accelerated filer      . Accelerated filer      .

Non-accelerated filer      . Smaller reporting company  X .

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Number of Shares	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Newly Issued--Common Stock	1,200,000	$0.005	$6000	$.33
Selling Shareholder	10,000,000	$0.005	$50,000	$3.57

(1)

This is an initial offering of securities by the registrant and no current trading market exists for our common stock. The Offering price of the common stock offered hereunder has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value. The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company. In determining the Offering Price, the Company considered such factors as the prospects, if any, of similar companies, the previous experience of management, the Company's anticipated results of operations, the present financial resources of the Company, and the likelihood of acceptance of this Offering.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. The Company may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Company is not soliciting an offer to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

Prospectus

Dewmar International BMC, Inc.

11,200,000 Shares of Common Stock

$0.005 per share

Dewmar International BMC, Inc. sold 1,200,000 shares of its common stock at a price of $0.005 per share and the selling shareholder sold 10,000,000 shares at a price of $0.005 per share.  (See Exhibit  99 hereto)

The proceeds from the sale of the shares in this offering were payable to Abby Ertz, Esq. - Trust Account for Mirador, Inc. All subscription funds will be held in escrow in a non-interest bearing Trust Account at Bank of America. No funds from this offering have been released to the issuer. The secondary sales of shares by Mr. Schramka were also be subject to the requirements of Rule 419.  Except for an amount up to 10% of the deposited funds otherwise releasable under Rule 419, the deposited funds and the deposited securities may not be released until an acquisition meeting certain specified criteria has been consummated and a sufficient number of investors reconfirm their investment in accordance with the procedures set forth in Rule 419. Pursuant to these procedures, this new prospectus, which describes the acquisition candidate and its business and includes audited financial statements, will be delivered to all investors. We must return the pro rata portion of the deposited funds to any investor who does not elect to remain an investor. Unless a sufficient number of investors (80%) elect to remain investors, all investors will be entitled to the return of a pro rata portion of the deposited funds (plus interest) and none of the deposited securities will be issued to investors. In the event an acquisition is not consummated within 18 months of the effective date of this prospectus, the deposited funds will be returned on a pro rata basis to all investors.

Until 90 days after the date funds and securities are released from the escrow or trust account pursuant to Rule 419, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.

(i) Within five business days after the effective date of the post-effective amendment(s), the registrant shall send by first class mail or other equally prompt means, to each purchaser of securities held in escrow or trust, a copy of the prospectus contained in the post-effective amendment and any amendment or supplement thereto;

(ii) Each purchaser shall have no fewer than 20 business days and no more than 45 business days from the effective date of the post-effective amendment to notify the registrant in writing that the purchaser elects to remain an investor. If the registrant has not received such written notification by the 45th business day following the effective date of the post-effective amendment, funds and interest or dividends, if any, held in the escrow or trust account shall be sent by first class mail or other equally prompt means to the purchaser within five business days;

(iii) The acquisition(s) meeting the criteria set forth in herein (80% of the fair market value of the offering) will be consummated if a sufficient number of purchasers (holders of 80% of the shares purchased) confirm their investments; and

(iv) If a consummated acquisition(s) meeting the requirements of this section has not occurred by a date 18 months after the effective date of the initial registration statement, funds held in the escrow or trust account shall be returned by first class mail or equally prompt means to the purchaser within five business days following that date.

The escrowed funds cannot be released until:

 (i) The escrow agent or trustee has received a signed representation from the registrant, together with other evidence acceptable to the escrow agent or trustee, that the requirements of paragraph i, ii and  iii above have been met; and

(ii) Consummation of an acquisition(s) meeting the requirements of paragraph iii above.

RECONFIRMATION OFFERING

The reconfirmation offer must commence within five business days after the effective date of the post-effective amendment. Pursuant to Rule 419, the terms of the reconfirmation offer must include the following conditions:

(i) Within five business days after the effective date of the post-effective amendment(s), the registrant shall send by first class mail or other equally prompt means, to each purchaser of securities held in escrow or trust, a copy of the prospectus contained in the post-effective amendment and any amendment or supplement thereto;

(ii) Each purchaser shall have no fewer than 20 business days and no more than 45 business days from the effective date of the post-effective amendment to notify the registrant in writing that the purchaser elects to remain an investor. If the registrant has not received such written notification by the 45th business day following the effective date of the post-effective amendment, funds and interest or dividends, if any, held in the escrow or trust account shall be sent by first class mail or other equally prompt means to the purchaser within five business days;

(iii) The acquisition(s) meeting the criteria set forth in herein (80% of the fair market value of the offering) will be consummated if a sufficient number of purchasers confirm their investments; and

(iv) If a consummated acquisition(s) meeting the requirements of this section has not occurred by a date 18 months after the effective date of the initial registration statement, funds held in the escrow or trust account shall be returned by first class mail or equally prompt means to the purchaser within five business days following that date.

The escrowed funds cannot be released until:

(i) The escrow agent or trustee has received a signed representation from the registrant, together with other evidence acceptable to the escrow agent or trustee, that the requirements of paragraph i, ii and  iii above have been met; and

(ii) Consummation of an acquisition(s) meeting the requirements of paragraph iii above.

INFORMATION WITH RESPECT TO THE ACQUISITION CANDIDATE

RISK FACTORS FOR THE ACQUISITION CANDIDATE

Investment in the securities offered hereby involves certain risks and is suitable only for investors of substantial financial means. Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.

An investment in the Company involves a high degree of risk and is suitable only for prospective investors with substantial financial means who have no need for liquidity and can afford the entire loss of their investment in the Company.  Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Memorandum.

Risks Related to the Company

We rely heavily on our independent distributors, and this could affect our ability to efficiently and profitably distribute and market our products, and maintain our existing markets and expand our business into other geographic markets

Our ability to establish a market for our unique brands and products in new geographic distribution areas, as well as maintain and expand our existing markets, is dependent on our ability to establish and maintain successful relationships with reliable independent distributors strategically positioned to serve those areas. Many of our larger distributors sell and distribute competing products, including non-alcoholic and alcoholic beverages, and our products may represent a small portion of their business. To the extent that our distributors are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, our sales and profitability will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include

-

the level of demand for our brands and products in a particular distribution area,

-

our ability to price our products at levels competitive with those offered by competing products, and

-

Our ability to deliver products in the quantity and at the time ordered by distributors.

We cannot ensure that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse affect on our relationships with our distributors in that particular geographic area, thus limiting our ability to expand our market, which will likely adversely affect our revenues and financial results.

We incur significant time and expense in attracting and maintaining key distributors who are crucial to our business.

Our marketing and sales strategy presently, and in the future, will rely on the availability and performance of our independent distributors. We have entered into written agreements with many of our top distributors for varying terms and duration. In addition, despite the terms of the written agreements with many of our top distributors, there are no assurances as to the level of performance under those agreements, or that those agreements will not be terminated early. There is no assurance that we will be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

Because our distributors are not required to place minimum orders with us, we need to carefully manage our inventory levels, and it is difficult to predict the timing and amount of our sales.

Our independent distributors are not required to place minimum monthly or annual orders for our products. In order to reduce inventory costs, independent distributors endeavor to order products from us on a “just in time” basis in quantities, and at such times, based on the demand for the products in a particular distribution area. Accordingly, there is no assurance as to the timing or quantity of purchases by any of our independent distributors or that any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. There can be no assurance as to the number of cases sold by any of our distributors.

We need to effectively manage our growth and execution of our current business strategy.  A failure to do so would negatively impact our profitability.

To manage operations effectively and maintain profitability, we must continue to improve our operational, financial and other management processes and systems. Our success also depends largely on our ability to maintain high levels of employee utilization, to manage our production costs and general and administrative expense, and otherwise to execute on our business strategy. We need to maintain adequate operational controls and focus as we add new brands and products, distribution channels, and business strategies. There are no assurances that we will be able to effectively and efficiently manage our growth. Any inability to do so could increase our expenses and negatively impact our profit margin.

The loss of key personnel would directly affect our efficiency and profitability.

Our future success is dependent, in a large part, on retaining the services of our founder, Dr. Marco Moran, our President and Chief Executive Officer.  Dr. Moran possesses a unique and comprehensive knowledge of our industry.  While Dr. Moran has no plans to leave or retire in the near future, his loss could have a material adverse affect on our operating, marketing and financial performance, including our ability to develop and execute our long term business strategy.

We rely on third-party packers of our products, and this dependence could make management of our marketing and distribution efforts inefficient or unprofitable.

We do not control and manage the entire manufacturing process of our products, we do not own the plant and equipment required to manufacture and package our beverage products and do not anticipate having such capabilities in the future. As a consequence, we depend on third-parties and contract packers to produce our beverage products and to deliver them to distributors. Our ability to attract and maintain effective relationships with contract packers and other third parties for the production and delivery of our beverage products in a particular geographic distribution area is important to the achievement of successful operations within each distribution area. Currently, competition for contract packers’ business is tight, especially in the western United States, and this could make it more difficult for us to obtain new or replacement packers, or to locate back-up contract packers, in our various distribution areas, and could also affect the economic terms of our agreements with our packers. There is no assurance that we will be able to maintain our economic relationships with current contract packers or establish satisfactory relationships with new or replacement contract packers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract packers for a distribution area could increase our manufacturing costs and thereby materially reduce profits realized from the sale of our products in that area. In addition, poor relations with our contract packers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition.

Our business and financial results depend upon maintaining a consistent and cost-effective supply of raw materials.

Raw materials for our products include concentrate, glass, labels, caps and packaging materials. Currently, we purchase our flavor concentrate from a flavoring house we believe that we have adequate sources of raw materials, which are available from multiple suppliers, and that in general we maintain good supplier relationships. The price of our concentrate is determined by our flavor houses and us, and may be subject to change. Prices for the remaining raw materials are generally determined by the market, and may change at any time. Increases in prices for any of these raw materials could have an adverse impact on our profitability and financial position. If we are unable to continue to find adequate suppliers for our raw materials on economic terms acceptable to us, this will adversely affect our results of operations.

Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively.

Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks, patent and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. We have obtained certain trademarks and are pursuing the registration of additional trademarks in the United States, Canada and internationally.  There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets (including our flavor concentrate trade secrets) or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, profitably exploit our unique products or recoup our associated research and development costs.

We have limited working capital and may need to raise additional capital in the future.

Our capital needs in the future will depend upon factors such as market acceptance of our products and any other new products we launch, the success of our independent distributors and our production, marketing and sales costs. None of these factors can be predicted with certainty.

The Company does not currently have the financial resources to expand its existing operations and to fully implement its business strategy.  Absent raising additional capital or entering into joint venture agreements, it will not be able to fully implement its business strategy.  This could limit the size of the business. There is no assurance that capital will be available in the future to the Company or that capital will be available under terms acceptable to the Company. The Company will need to raise additional money, either through the sale of equity securities (which could dilute the existing stockholders' interest), through the entering of joint venture agreements (which, while limiting the Company’s risk, could reduce its ownership interest in particular assets), or from borrowings from third parties (which could result in additional assets being pledged as collateral and which would increase the Company’s debt service requirements).

Additional capital could be obtained from a combination of funding sources, many of which could have a material adverse affect on the Company’s business, results of operations and financial condition. These potential funding sources and the potential adverse affects attributable thereto, include:

•	borrowings from financial institutions, which may subject the Company to certain restrictive covenants, including covenants restricting its ability to raise additional capital or pay dividends;
•

debt offerings, which would increase the Company’s leverage and add to its need for cash to service such debt (which could result in additional assets being pledged as collateral and which could increase the Company’s debt service requirements);

•	additional offerings of equity securities, which would cause dilution of the Company’s common stock;
•	cash flow from operating activities, which is dependent upon the success of current and future operations;

The Company’s ability to raise additional capital will depend on the results of operations and the status of various capital and industry markets at the time such additional capital is sought. Accordingly, capital may not become available to the Company from any particular source or at all. Even if additional capital becomes available, it may not be on terms acceptable to the Company. Failure to obtain additional financing on acceptable terms may have a material adverse affect on the Company’s business, results of operations and financial condition.

Increased competition could hurt our business.

The Beverage industry is highly competitive.  The principal areas of competition are pricing, packaging, development of new products and flavors, and marketing campaigns.  Our products compete with a wide range of drinks produced by a relatively large number of manufacturers, most of which have substantially greater financial, marketing, and distribution resources than we do.

Change in consumer preferences may reduce demand for our product.

Consumers are seeking greater variety in their beverages.  Our future success will depend, in part, upon our continued ability to develop and introduce different and innovative beverages.  In order to retain and expand our market share, we must continue to develop and introduce different and innovative beverages and be competitive in the areas of quality and health, although there can be no assurance of our ability to do so.  There is no assurance that consumers will continue to purchase our product in the future

We do not have any independent directors and have not implemented various corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

We do not currently have any independent directors to evaluate our decisions nor have we adopted corporate governance measures.  Although not required by rules or regulations applicable to us, corporate governance measures such as the presence of independent directors, or the establishment of an audit and other independent committees of our board of directors, would be beneficial to our stockholders.  We do not presently maintain any of these protections for our stockholders.  It is possible that if our board of directors included independent directors and if we were to adopt corporate governance measures, stockholders would benefit from greater assurance that decisions were being made with impartiality by directors and that policies had been implemented to define conduct of our management and board members.  For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by existing members of the board of directors, who may have a direct interest in the outcome.

Certain Factors Relating To Our Industry

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers, between the ages of 15 and 35. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although we believe that we have been relatively successful towards establishing our brands as recognizable brands in the Alternative beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers.

We could be exposed to product liability claims for personal injury or possibly death.

Although we have product liability insurance in amounts we believe are adequate, we cannot assure that the coverage will be sufficient to cover any or all product liability claims. To the extent our product liability coverage is insufficient; a product liability claim would likely have a material adverse affect upon our financial condition. In addition, any product liability claim successfully brought against us may materially damage the reputation of our products, thus adversely affecting our ability to continue to market and sell that or other products.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our unique beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse affect on our financial condition and results of operations.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements about our business, financial condition and prospects that reflect our management's assumptions and beliefs based on information currently available. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. If any of our assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, the actual results may differ materially from those indicated by the forward-looking statements.

The key factors that are not within our control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the proposed services that we expect to market, our ability to establish a substantial customer base, managements' ability to raise capital in the future, the retention of key employees and changes in the regulation of the industry in which we function.

There may be other risks and circumstances that management may be unable to predict. When used in this document, words such as, "believes," "expects," "intends," "plans," "anticipates," "estimates" and similar expressions are intended to identify and qualify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

DESCRIPTION OF BUSINESS OF ACQUISITION CANDIDATE

Dewmar International BMC, Inc. (also referred to as “the Company”) is an existing business that launched its Lean Slow Motion PotionTM brand relaxation beverage in September of 2009. Based in Clinton, Mississippi and registered in the state of Nevada, the Company reflects a brand rooted in hip-hop culture that is influenced by a multitude of iconic rap music artists and high profile professional athletes. The three uniquely formulated Lean flavors consist of a blend of calming herbs with natural sweeteners to provide a better alternative to alcohol or over the counter cough medicines when it’s time to naturally unwind. After a difficult day – Lean. When you need to relax – Lean.

The soft drink industry has generated more than $40 billion annually since 2002 and is projected to grow to nearly $47 billion by 2015.  Although the “get your lean on” cultural phenomenon is relatively young, several companies have already ventured into the market in recent years with beverages in an attempt to capture the market.  The Company’s research reveals that consumers are seeking a beverage in this category that is tied closely with hip-hop and rap, has strong physical affects without the dangerous side effects of cough-syrup laced drinks, and is available in multiple flavors.   Dewmar International BMC is perfectly positioned to lead this market with its Lean Slow Motion PotionTM beverages, providing a safe alternative for people who want to “get their lean on” without consuming dangerous or potentially harmful chemicals.

Dewmar International BMC uses a variety of marketing channels to promote its relaxation beverage.  Creating a sales force to secure partnerships with distributors has been essential to generating recognition at the retail level.  The Company additionally offers its retailers marketing materials including posters, display racks, and other point-of-sale items.  This will comprise half of the Company’s overall marketing budget.  To brand the product among consumers, the Company has allocated 20% of its budget to radio promotions, 10% toward online marketing and social networking, and nominal amounts for billboard and promotion vehicle.  The Company will additionally hire celebrities to the promote the brand and will pay them a promotional services fee ranging from ten cents up to fifty cents per case (1% to 5% of the case cost) sold in varying markets where the celebrity’s likeness is used.

Dewmar International BMC has identified the need for a relaxation beverage in response to a lack of market presence for such a product.  In contrast to the multiple energy drinks that exist today, the Company’s Lean Slow Motion PotionTM elicits a different kind of mindset.  Lean is the first non-alcoholic beverage of its kind that is derived from more than a decade of research, and that helps consumers relax after a day’s work or at bedtime.  The drink’s premium relaxation formula was developed by a registered pharmacist with a commensurate understanding of the demands of street life.  Lean is a safe and satisfying mix of pharmaceutical grade herbs and syrup-based flavors to give the consumer “functional relaxation.”  Lean additionally features a unique link to rap and hip-hop music and culture, which is reflected in its marketing.

With a clear brand identity and current roster of distribution partners, the Company earns revenue through the wholesale of its products.  The Company also generates revenue by offering advertising space on its cans and on its website.   Dewmar International BMC specifically offers three packages – a platinum package, gold package, and silver package that offer advertisers different levels of marketing.  From among these packages, customers can choose whether they’d like to place banners ads on the Company’s website or have their name, logo, and website featured on a Lean can, among other options.

Dewmar has recently begun DSD Network of America, Inc.  The DSD Network of America, Inc. (“DSD”) is a distributor of beverages, foods and snacks to wholesalers, cash & carries, jobbers and other distributors throughout the continental United States. Additionally, the DSD manufactures its own line of beverages, foods and snacks to be sold to a myriad of other distributor networks for national and international dissemination.

The DSD enlists the aid of a collective group of national salespersons and brokers who currently work strictly on a commission basis to receive orders from wholesale customers for name brand items such as  Hi Five kids drinks, Downie Brownies, a variety of potpourri incense and a number of additional baked goods, candies and perishable items.  The independent team of brokers and salespersons are managed by Maverick Marketing of Papillion, Nebraska who provide constant monitoring of sales, submission of purchase order forms, and tracking of inventories on behalf of the DSD at a commission rate of Five (5%) of gross sales.

The primary long term goal of the DSD is to continue adding new quality and in-high-demand food, beverage and snack product lines to its repertoire for national or international distribution.  Furthermore, the DSD plans to expand its sales force which will allow the DSD to reach more wholesale accounts throughout the United States at a much faster rate. The DSD plans to constantly negotiate exclusive brand distribution contracts and agreements on select products that will give it a competitive market advantage.

Product Description

The Company’s Lean Slow Motion PotionTM is a potent yet refreshing carbonated beverage that is naturally sweetened.  With elements such as Acai Berry, Valerian Root, Rose Hips, and Melatonin, Lean beverages relieve everyday stress by creating an almost immediate sense of relaxation.  Lean is available in three trademarked flavors – PurpTM, YellaTM, and Easta PinkTM.  Served chilled straight up, over ice, blended, or in various cocktail combinations, Lean Slow Motion PotionTM can appease a variety of personal tastes.

PurpTM resembles a light grape soda with aromatic hints of two novel ingredients that drinkers are typically unable to pinpoint, but yet still enjoy.  Focused on the more traditional Texas-based consumer, the raw mix of Sprite and grape Jolly Rancher is enhanced with a special syrup concentrate to take the edge off.  A number of popular Texas rap stars, particularly Houston artists, have made this flavor the most well-known among hip hop fans worldwide as the name “Purp” has been used in more songs online, on the radio, and in music videos – more than any other relaxation beverage brand flavor on the market today.

YellaTM is a mixture of two natural wild backwoods-grown Southern flavors enhanced by a light pineapple base.  This Memphis-, Tennessee born flavor includes a hint of Jolly Rancher candy flavor plus a robust South honeysuckle-like sweetener.  This flavor was derived from the wildly popular lyrics of the Oscar Academy Award-winning rap group Three 6 Mafia, that repeatedly mention how they prefer sipping on that “Yella Yella” beverage to get them in the artistic zone and a steady, relaxed state of mind.

Easta PinkTM combines strawberry cotton candy with two popular flavors loved by children and adults alike.  Inspired by repeat multi-platinum album selling and Grammy Award-winning rap artist DeWayne Michael Carter (aka Lil Wayne) of New Orleans, this mixture reveals a triple flavor combination of special syrup, Sprite, and a combination of cherry Skittles or Jolly Rancher candy flavors.  Lil Wayne gives accolades to this concoction of Lean flavors as being his most favorite, with PurpTM being second.  He single-handedly popularized the term Easta PinkTM in many of his hit songs while performing live worldwide and in multiple music videos aired on the MTV, VH1, and BET cable networks.

AUDITED FINANCIAL STATEMENTS OF ACQUISITION CANDIDATE

Dewmar International BMC, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Dewmar International BMC, Inc.

We have audited the accompanying balance sheets of Dewmar International BMC, Inc. (the”Company”) as of November 30, 2010 and 2009, and the related statements of income, stockholders’ equity (deficit) and cash flows for each of the years in the period ended November 30, 2010 and the period March 13, 2009 (inception) through November 30, 2009. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dewmar International BMC, Inc. as of November 30, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the period ended November 30, 2010 and the period March 13, 2009 (inception) through November 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Dewmar International BMC, Inc. will continue as a going concern.  As more fully discussed in Note 3 to the financial statements, the Company has incurred net losses since inception and will need to secure new financing or additional working capital in order to pay its obligations.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plan as to these matters is also described in Note 3.  These financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/ LL Bradford & Company LLC

Las Vegas, Nevada

March 29, 2011

DEWMAR INTERNATIONAL BMC, INC.
BALANCE SHEETS

	November 30, 2010	November 30, 2009
ASSETS

Current assets
Cash	$242,644	$129,532
Accounts receivable	117,342	161,086
Inventory	85,382	135,101
Prepaid expenses	6,689	6,681
Total current assets	452,057	432,400

Fixed assets, net	11,642	-

Total assets	$463,699	$432,400

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$273,242	$306,991
Current portion of long-term debt	5,608	33,156
Total current liabilities	278,850	340,147

Notes payable	384,122	148,251

Total liabilities	662,972	488,398

Stockholders' deficit
Preferred stock; $0.001 par value; 25,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares
authorized, 75,000 shares issued and outstanding	75	75
Additional paid-in capital	-	-
Accumulated deficit	(199,348)	(56,073)
Total stockholders' deficit	(199,273)	(55,998)

Total liabilities and stockholders' deficit	$463,699	$432,400
	-	-

STATEMENTS OF OPERATIONS

		From March 13, 2009
		(inception) to
	November 30, 2010	November 30, 2009
Revenues
Sales, net of discounts	$1,106,903	$405,951
Cost of goods sold	500,026	191,147
Gross profit	606,877	214,804

Operating expenses
Occupancy and related expenses	37,736	17,872
Marketing and advertising	63,402	17,077
Research and development	650	8,089
General and administrative	518,123	197,627
Depreciation	1,663	-
Total operating expenses	621,574	240,665
Loss from operations	(14,697)	(25,861)

Interest expense	(128,738)	(30,220)
Interest income	160	8

Loss from operations before income taxes	(143,275)	(56,073)
Provision for income taxes	-	-
Net loss	(143,275)	(56,073)

Net loss per common share - basic and fully diluted	$(1.91)	$(0.75)

Weighted average common shares outstanding -
basic and diluted	75,000	75,000

DEWMAR INTERNATIONAL BMC, INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT

				Total
	Common Stock		Accumulated	Stockholders'
	Shares	Amount	Deficit	Deficit
Balance, March 13, 2009 (inception)	-	$-	$-	$-

Issuance of stock to founders for services at $0.001 per share	75,000	75	-	75

Net loss	-	-	(56,073)	(56,073)

Balance, November 30, 2009	75,000	75	(56,073)	(55,998)

Net loss	-	-	(143,275)	(143,275)

Balance, November 30, 2010	75,000	$75	$(199,348)	$(199,273)

DEWMAR INTERNATIONAL BMC, INC.
STATEMENTS OF CASH FLOWS

		From March 13, 2009
		(inception) to
	November 30, 2010	November 30, 2009

Cash flows from operating activities:
Net loss	$(143,275)	$(56,073)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation	1,663	-
Share-based compensation	-	75
Changes in operating assets and liabilities:
Accounts receivable	43,744	(161,086)
Inventory	49,719	(135,101)
Prepaid expenses	(8)	(6,681)
Accounts payable and accrued liabilities	(33,749)	306,991
Net cash used by operating activities	(81,906)	(51,875)
	(81,906)
Cash flows from investing activities:
Purchase of fixed assets	(13,305)	-
Net cash used by investing activities	(13,305)	-
	(13,305)
Cash flows from financing activities:
Proceeds from notes payable	208,323	181,407
Principal payments on notes payable	-	-
Net cash provided by financing activities	208,323	181,407
	208,323
Net change in cash	113,112	129,532

Cash, beginning of period	129,532	-

Cash, end of period	$242,644	$129,532
	242,644	129,532
Supplemental disclosure of cash flow information:	-	(0)
Interest paid	$128,738	$30,220
Taxes paid	$-	$-

DEWMAR INTERNATIONAL BMC, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED NOVEMBER 30, 2010 AND 2009

1.

DESCRIPTION OF BUSINESS

Dewmar International BMC, Inc. (“the Company”) launched its Lean Slow Motion Potion™ brand relaxation beverage in September of 2009. Based in Clinton, Mississippi and incorporated in the state of Nevada on March 13, 2009, the Company reflects a brand rooted in hip-hop culture that is influenced by a multitude of iconic rap music artists and high profile professional athletes. The three uniquely formulated Lean flavors consist of a blend of calming herbs with natural sweeteners to provide a better alternative to alcohol or over the counter cough medicines when it’s time to naturally unwind. After a difficult day – Lean. When you need to relax – Lean.

The soft drink industry has generated more than $40 billion annually since 2002 and is projected to grow to nearly $47 billion by 2015. Although the “get your lean on” cultural phenomenon is relatively young, several companies have already ventured into the market in recent years with beverages in an attempt to capture the market. The Company’s research reveals that consumers are seeking a beverage in this category that is tied closely with hip-hop and rap, has strong physical effects without the dangerous side effects of cough-syrup laced drinks, and is available in multiple flavors. The Company is perfectly positioned to lead this market with its Lean Slow Motion Potion™ beverages, providing a safe alternative for people who want to “get their lean on” without consuming dangerous or potentially harmful chemicals.

The Company uses a variety of marketing channels to promote its relaxation beverage. Creating a sales force to secure partnerships with distributors has been essential to generating recognition at the retail level. The Company additionally offers its distributors brand manager personnel support, marketing materials including posters, cooler stickers, and other point-of-sale items. This will comprise half of the Company’s overall marketing budget. To brand the product among consumers, the Company has allocated 20% of its budget to radio promotions, 10% toward online marketing and social networking, and nominal amounts for billboard and promotion vehicle. The Company will additionally hire celebrities to the promote the brand and will pay them a promotional services fee ranging from ten cents up to fifty cents per case (1% to 5% of the case cost) sold in varying markets where the celebrity’s likeness is used.

The Company has identified the need for a relaxation beverage in response to a lack of market presence for such a product. In contrast to the multiple energy drinks that exist today, the Company’s Lean Slow Motion Potion™ elicits a different kind of mindset. Lean is the first non-alcoholic beverage of its kind that is derived from more than a decade of research, and that helps consumers relax after a hard day’s work, play, school or at bedtime. The drink’s premium relaxation formula was developed by a registered pharmacist with a commensurate understanding of the trends of urban sub-drug culture that has potential to harm communities. Lean is a safe and satisfying mix of pharmaceutical grade herbs and syrup-based flavors to give the consumer “functional relaxation.” Lean additionally features a unique link to rap and hip-hop music and culture, which is reflected in its marketing.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, money market accounts, and investment grade commercial paper that are readily convertible into cash and purchased with original maturities of three months or less.

Inventory - Inventory is stated at the lower of first-in, first-out (FIFO) or market, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to Cost of goods sold during the period spoilage is incurred.

Fixed Assets - Leasehold improvements, property and equipment are stated at cost less accumulated depreciation.  Expenditures for property acquisitions, development, construction, improvements and major renewals are capitalized.  The cost of repairs and maintenance is expensed as incurred.  Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 5 to 10 years.  Leasehold improvements are amortized over the shorter of the lease term, which generally includes reasonably assured option periods, or the estimated useful lives of the assets.  Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in ”Gain or Loss from Operations”.

DEWMAR INTERNATIONAL BMC, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED NOVEMBER 30, 2010 AND 2009

The estimated useful lives are:

Leasehold improvements and buildings	5-20 years
Furniture and fixtures	3-10 years
Equipment	3-7 years

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment.  The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

  Long-Lived Assets - Long-lived assets are evaluated when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets.  When any such impairment exists, the related assets will be written down to fair value.

Revenue Recognition Policy - Revenue from sales is recognized when products are sold.  The Company reduces revenue by sales returns and sales discounts.

Costs and expenses are recognized during the period in which they are incurred.

Advertising Expense - The Company recognizes advertising expense as incurred.  The Company recognized advertising expense totaling $63,402 and $17,077 for the years ended November 30, 2010 and 2009, respectively.

Research and Development - The Company may engage in a variety of research and development activities. These activities would primarily involve the development of new products, improvement of existing products, improvement and the modernization of the production processes, and the development and implementation of new technologies to enhance the quality and value of both current and future product lines.  Consumer research is excluded from research and development costs and included in marketing costs.  Research and development costs during the years ended November 30, 2010 and 2009 were $650 and $8,089, respectively.

Income Taxes - The Company accounts for its income taxes in accordance with FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.

Fair Value of Financial Instruments - FASB ASC 825, “Disclosure About Fair Value of Financial Instruments,” requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments.  As of November 30, 2010 and 2009, the carrying amounts and estimated fair values of the Company’s financial instruments approximate their fair value due to the short-term nature of such financial instruments.

Share-Based Compensation - In December 2009, the FASB issued FASB ASC 718, “Share-Based Payment”, which requires all share-based payments to employees, including grants of Company stock options to Company employees, as well as other equity-based compensation arrangements, to be recognized in the financial statements based on the grant date fair value of the awards.  Compensation expense is generally recognized over the vesting period.  During the years ended November 30, 2010 and 2009, the Company recognized share-based compensation expense totaling $-0- and $75, respectively.  See Note 9 for further discussion.

Earnings (Loss) per Share - Basic earnings (loss) per share exclude any dilutive effects of options, warrants and convertible securities.  Basic earnings (loss) per share is computed using the weighted-average number of outstanding common stock during the applicable period.  Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period.  Common stock equivalent shares are excluded from the computation if their effect is antidilutive.  For the years ended November 30, 2010 and 2009, the Company had no common stock equivalent shares which were considered antidilutive and excluded from the earnings (loss) per share calculations.

DEWMAR INTERNATIONAL BMC, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED NOVEMBER 30, 2010 AND 2009

Concentration of Credit Risk for Cash Held at Banks - The Company maintains cash balances at an institution that is insured by the Federal Deposit Insurance Corporation up to $250,000.  No amounts were in excess of the federally insured program for the years ended November 30, 2010 and 2009.

Concentration of Risk - The Company’s operations and future business model are dependent in a large part on the Company’s ability to execute its business model.  The Company’s inability to meet its sales objectives may have a material adverse effect on the Company’s financial condition.

Geographic Concentration - As of November 30, 2010, most of the Company’s sales are derived from beverage distributors located in the Southern region of the United States.  This concentration of sales may have a negative impact on total sales in the event of a decline in the local economies.

Insurance Liability - The Company maintains insurance policies for general liability and property damage.  Pursuant to these policies, the Company is responsible for losses up to certain limits and is required to estimate a liability that represents the ultimate exposure for aggregate losses below those limits.  No liability exists as of November 30, 2010 and 2009, but in the event a liability is incurred, the amount will be based on management’s estimates of the ultimate costs to be incurred to settle known claims and claims not reported as of the balance sheet date.  Any future estimated liability may not be discounted and may be based on a number of assumptions and factors, including historical trends, actuarial assumptions, and economic conditions.  If actual trends differ from the estimates, future financial results could be impacted.

Subsequent Events - The Company has evaluated subsequent events through March 30, 2011, the date it filed its report for the year ended November 30, 2010 with the SEC.

New Accounting Pronouncements - In April 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-13 (ASU 2010-13), Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  Earlier application is permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements, which requires entities to disclose separately the amount and reasons behind significant transfers in and out of Levels 1 and 2, disclose the fair value measurements for each class of assets and liabilities and disclose the inputs and valuation techniques used to measure both recurring and nonrecurring activities under Levels 2 and 3.  The new disclosure requirements are effective for interim and annual reporting periods beginning after December 15, 2009.  The ASU also requires that reconciliations for fair value measurements using significant unobservable inputs (Level 3) should separately present significant information on a gross basis. This Level 3 disclosure requirement is effective for fiscal years beginning after December 14, 2010.  The adoption of the provisions of ASU 2010-06 is not expected to have a material impact on the Company’s financial statements.

3.

GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.  The Company incurred a net loss of $143,275 for the year ended November 30, 2010, and has accumulated net losses totaling $199,348 since inception.  The Company’s operating results are also subject to numerous factors, including fluctuation in the cost of raw materials, changes in consumer preference for beverage products and competitive pricing in the marketplace.

These conditions give rise to substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management’s plan, in this regard, is to raise financing of approximately $40,000 through equity financing. Management believes this amount will be sufficient to augment the cash flow it receives from product sales and finance the continuing development for the next twelve months.

DEWMAR INTERNATIONAL BMC, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED NOVEMBER 30, 2010 AND 2009

4.

INVENTORY

Inventory at November 30, 2010 and 2009 consisted of finished goods in the amounts of $60,551 and $27,571 and raw materials in the amounts of $24,831 and $107,530, respectively.

5.

FIXED ASSETS

Fixed assets consisted of the following as of November 30, 2010 and 2009:

	November 30, 2010	November 30, 2009
Vehicles	$13,305	$-
Less: accumulated depreciation	(1,663)	-
Fixed assets, net	$11,642	$-

Depreciation expense for the years ended November 30, 2010 and 2009 totaled $1,663 and $-0-, respectively.

6.

NOTES PAYABLE

On June 5, 2009, the Company executed an unsecured promissory note for $62,833 with an unrelated third party.  The loan bears 8.5% interest and is due on October 11, 2011.  As of December 2010, the balance of the note was paid in full.

On August 3, 2009, the Company executed an agreement with an unrelated third party which provides for the payment of raw goods directly to suppliers by the agreement holder.  The agreement bears interest at a rate of $2.00 per case for all product sold to distributors within the state of Texas and $2.50 per case for all product sold to distributors outside the state of Texas.  The Company also agreed that any product purchased by the agreement holder may be charged against any outstanding interest payments owed.   As of November 30, 2010 and 2009, the principle and interest amounts due under the agreement were $354,000 and $118,129, respectively, and are due on demand.

On April 28, 2010, the Company executed a promissory note for $13,305 with Regions Bank.  The loan is secured by the company vehicle and requires monthly payments in the amount of $1,135.  The loan bears 4.45% interest and is due on April 22, 2011.  As of February 2011, the balance of the note was paid in full.

7.

INTEREST INCOME AND EXPENSE

Interest income for the years ended November 30, 2010 and 2009 totaled $160 and $8, respectively.

Interest expense for the years ended November 30, 2010 and 2009 totaled $128,738 and $30,220, respectively.

8.

INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax liabilities and assets as of November 30, 2010 and 2009 are as follows:

	November 30, 2010	November 30, 2009
Deferred tax assets:
Net operating loss	$143,275	$56,073
Stock issued for services	-	75
	143,275	56,148
Income tax rate	34%	34%
	48,714	19,090
Less valuation allowance	(48,714)	(19,090)
	$-	$-

DEWMAR INTERNATIONAL BMC, INC.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED NOVEMBER 30, 2010 AND 2009

At November 30, 2010 and 2009, a valuation allowance has been recorded to offset the deferred tax assets, including those related to the net operating losses.  During the years ended November 30, 2010 and 2009, the Company determined that it was more likely than not that it would not realize its deferred tax assets and a valuation allowance was recorded.  At November 30, 2010 and 2009, the Company had approximately $199,423 and $56,148 of federal and state net operating losses, respectively.  The net operating loss carry forwards, if not utilized will begin to expire in 2024.

Reconciliations of the U.S. federal statutory rate to the actual tax rate follows for the years ended November 30, 2010 and 2009 are as follows:

	2010	2009
U.S. federal statutory income tax rate	34.0%	34.0%
State tax – net of federal benefit	0.0%	0.0%
	34.0%	34.0%
Increase in valuation allowance	(34.0%)	(34.0%)
Effective tax rate	0.0%	0.0%

9.

STOCKHOLDERS’ EQUITY

In March 2009, the Company issued 75,000 shares of its $0.001 par value common stock in to its founders in exchange for services.

10.

RELATED PARTY TRANSACTIONS

During the years ended November 30, 2010 and 2009, the Company engaged with a distributor that is wholly-owned by the Company’s CEO, Marco Moran.  The distributor is responsible for shipping out product samples, transferring small quantities of product to local distributors and for the fulfillment of online sales orders.

11.

LEGAL PROCEEDINGS

In January 2011, a claim was filed against the Company in the 23rd Judicial District Court in the State of Louisiana alleging breach of contract. The claimant is seeking unspecified damages. The Company is in the process of filing a response refuting the factual allegations contained in the claim.  While the results of this matter cannot be predicted with certainty, the Company’s management believes that losses, if any, resulting from the ultimate resolution of this matter will not have a material adverse effect on the Company’s financial position, result of operations or cash flows.  The Company intends to vigorously defend the allegations and has not recorded a liability as of November 30, 2010.

There are no other legal proceedings pending or, to the best of our knowledge, contemplated or threatened that are deemed material to our business or us.

12.

COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is subject to proceedings, lawsuits and other claims.  Such matters can be subject to many uncertainties, and outcomes are not predictable with assurance.  The Company is not aware of the existence of any such matters at November 30, 2010, and has not provided for any such contingencies, accordingly.

13.

SUBSEQUENT EVENTS

On December 10, 2010, the Company entered into an Exchange Agreement with Mirador, Inc. (“Mirador”), a publically traded company, to sell its outstanding 75,000 shares of common stock in exchange for 40,000,000 shares of Mirador common stock.  At the closing of the Exchange Agreement, the Company became a wholly-owned subsidiary of the Mirador selling its business and operations of to Mirador.

From December 2010 to March 2011, the Company issued 438,000 shares of common stock pursuant to a private placement at $0.10 per share for $43,800.

In January 2011, a legal claim was filed against the Company in the State of Louisiana. See Note 11 for further discussion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ACQUISITION CANDIDATE

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

Dewmar International BMC, Inc. is currently distributing its product throughout fifteen states throughout the US.  The Company intends to expand distribution of Lean Slow Motion PotionTM nationally through retailers across the country.  The industry analysis company IBISWorld projects domestic demand for soft drinks to increase over the next five years by more than $2 billion, potentially generating more than $46.8 billion by 2015 (see chart below). 1

1 IBISWorld. “Soft Drink Production in the US Industry Report.” Obtained June 2010.

In this industry, the new age beverage category is a new, yet rapidly growing market.  In particular, relaxation beverages generated an estimated $10 million in sales in 2009, according to the beverage industry publication Beverage Spectrum.  However, this industry is expected to continue growing due to increased media coverage.  The Company itself has already captured a substantial portion of market share.  By the end of its first year of operations, the Company is projected to reach $1.6 million in sales, highlighting the opportunity and the Company’s potential for success.

Market Segmentation

Lean Slow Motion Potion’sTM primary market is fans of the hip hop music community, particularly males/females of varying races and ethnicities that are under the age of 40.  Not only does the hip-hop culture automatically embrace the brand, but it originally created the “get your lean on” culture.  A secondary market exists among adult consumers of all mature ages searching for a non-alcoholic, drug-free beverage that aids in relaxation and light sedation for the purposes of stress reduction or sleep assistance.

Market Needs

As rap and hip-hop increased in popularity in the 90’s and first part of the 21st century, a sub-culture emerged in the south centered on “getting your lean on.”  This term was a euphemism for the dangerous practice of adding cough syrup to a beverage (carbonated or alcoholic) for the purpose of relaxing.  As the practice increased in prominence, some drink makers entered the market with products catered to this culture.  The Company’s internal research revealed that consumers wanted a product with a stronger cultural association, a more pronounced physical affect, and more flavor options.  The Company’s product is developed by a licensed pharmacist and accomplishes the desired affects with none of the dangerous side effects that accompany the traditional practice of consuming cough syrup-laced beverages recreationally.  Additionally, it is specifically designed to cater to the hip-hop culture and comes in three flavors: PurpTM, Easta PinkTM, and YellaTM.  All three flavors have been repetitively used terminology in popularized rap lyrics over the past 10 years.  The Company is perfectly positioned to capture and lead this market in the years to come.

Industry Analysis

The Company will operate within the Bottled and Canned Soft Drinks industry (Standard Industrial Classification 2086).  The table below shows Dun & Bradstreet data regarding the performance of the businesses in this industry on a national level as well as in the carbonated beverages, nonalcoholic: packaged in cans, bottles subset. 2

Industry: Bottled and Canned Soft Drinks (2086)

Establishments primarily engaged in manufacturing soft drinks and carbonated waters. Fruit and vegetable juices are classified in 2032-2038; fruit syrups for flavoring are classified in 2087; and nonalcoholic cider is classified in 2099. Bottling natural spring waters is classified in 5149.

Market Size Statistics

Estimated number of U.S. establishments: 2,230
Number of people employed in this industry: 111,024
Total annual sales in this industry: $48.9 billion
Average number of employees per establishment: 59
Average sales per establishment (unknown values are excluded from the average): $51.2 million

Market Analysis by Specialty (8-digit SIC Code)
SIC Code	SIC Description	No Bus.	% Total	Total Employees	Total Sales	Average Employees	Average Sales
2086-0301	Carbonated beverages, nonalcoholic: packaged in cans, bottles	239	10.7	13,504	$24 billion	62	$176.6 million

Competitive Comparison

The Company competes directly with Drank, Purple Stuff, and Sippin’ Syrup brand beverages.  Each of these products has the same target market, but the Company intends to differentiate itself by offering a more herbally effective product with more flavor varieties and stronger cultural identification.  More importantly, the Company will provide excellent distributor level support via trained merchandisers and market managers to assist in gaining the niche consumers’ attention immediately for rapid brand awareness that will result in faster product turnover.  For more information regarding the Company’s competitive advantages, see Competitive Edge.

2 Dun & Bradstreet, Industry Data for SIC 5149-0000; obtained February 2010

Dewmar International BMC has developed a brand that emphasizes a lifestyle beverage connected with the culture of the Deep South, but still has national consumer appeal.  Aligning its brand with hip-hop and rap culture and celebrity spokespeople, the Company’s Lean Slow Motion PotionTM will resonate with consumers as the “gotta-have” relaxation beverage that can ease the mind and body while displaying a level of confident swagger among peers if seen with the beverage in hand.  To increase awareness, Dewmar International BMC will create relationships with distributors, supporting these partnerships with various marketing materials that speak directly to the niche market consumers.

With its brand established, the Company will send a clear message about the unique benefits of its flavorful products and how it can help consumers relax effectively and safely.  The Company will promote this message using a comprehensive marketing strategy that includes celebrity endorsement to generate attention from its target market.  This approach is intended to influence buyers and help the Company achieve the following objectives:

Competitive Edge

The Company will face little competition from beverage companies, given that most major beverage firms focus on energy drinks.  Even more, those beverage companies that decide to carry any non-urban based relaxation beverage will find that general consumers do not want a relaxation beverage and hip hop based consumers only want brands that speak to their culture or lifestyle.   Dewmar International BMC thus sees a unique opportunity in the relaxation beverage market, and intends to capitalize on this by building on the following strengths:

•

Expert brand management; largest independent relaxation beverage distributor in 2008

•

Extraordinary sales support and training to help rapidly penetrate key markets

•

Higher than average profit margins for both distributors and retailers

•

Proven marketing strategy that creates immediate sale-thru to consumers

•

Quality product with a variety of flavors demanded by consumers

•

Formulated by a pharmaceutical scientist with more than 10 years of independent research

•

Pioneering experience in successfully launching the most popular relaxation beverage in 2008

•

CEO is a licensed pharmacist and respected community icon, yielding instant comfort and rapport with consumers and distributors.

•

Well-versed in recognizing distributor expectations for launching new brands

•

Launched the brand with immediate distribution across six states

•

Ownership is highly-educated in business, marketing, and leadership

•

Privately held company with no extensive chain of command

•

Fast-growing, new-age beverage category

•

Company culture hinges on honesty and integrity

•

Maintains an intimate understanding of its niche market

•

Commitment to building strong alliances with distribution partners

•

Trademarked brand name has a preexisting history spanning 10 years with target consumers

Marketing Strategy

The Company will use a variety of advertising channels to increase its exposure among prospective customers.  The Company believes that a celebrity spokesperson is essential, and the Company intends to seek out popular hip-hop artists to endorse its products.  The Company’s current marketing efforts include the following:

Branding:

•

Point of sale merchandising: Roughly 50% of the Company’s marketing budget will be devoted to posters, pole signs, coolers, racks, and other materials intended to help distributors brand its products in-store through retail merchandising partnerships.

•

Radio:  The Company will use radio ads to target listeners who may be interested in the Company’s products.  Radio commercial production can be done cost effectively, and provides flexibility to tailor the message to the right customer segment.  The Company will spend 25% of marketing dollars on radio promotions.

•

 Website:  Customers can register on the Company’s official interactive website www.SlowMotionPotion.com.  This will allow them to become an active member that can interact with other registered members that are a part of the Slow Motion Potion community.  The website also allows consumers to listen to and watch Lean-related hip hop music and videos and participate in chat rooms, blogs, and forums regarding a number of topics of interest to our niche market.  The website, which accounts for 5% of the Company’s budget, not only serves as a popular form of entertainment, but also has the capability to generate revenue by providing advertising banner space for sale to businesses seeking advertising opportunities for its target consumer.  More importantly, the website gives consumers the opportunity to order the beverage and promotional items such as clothing, t-shirts and hats at a nominal fee from anywhere in the U.S.  Lastly, the website is a recruiting tool that provides more information about the Company’s brand to both retailers and distributors.

•

Social networking sites:  The Company will set up pages and profiles on social networking sites including Facebook, YouTube, and Twitter, to name a few, on behalf of the Lean brand, with 5% of its budget allotted toward advertising online.  Social networking sites are an effective way to benefit from word of mouth on the web, and generate interest for the Company from the general public.  The Company may also place advertisements on these sites.  Customers can “become a fan” of Lean Slow Motion PotionTM on Facebook or “follow” the Company’s Twitter feed in order to gain access to special discounts or promotions.  Advertising on social networking sites is considered one of the most lucrative ways to generate return on investment (ROI), higher even than other online advertising methods and television. 3

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Billboard advertising: The Company will create a variety billboards advertising, inclusive of mobile advertising on sales route vehicles such as adhesive vinyl wraps on cargo vans and trucks, advertising its products and services along busy roads and on highways throughout each distribution territory.  These billboards will both help increase brand recognition in the general populace and build the Company’s reputation as a quality provider of safe relaxing beverages.  The Company will allow 10% of its budget to accommodate billboard marketing.

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Tradeshows and Events:  Beverage industry tradeshows are fundamental in notifying potential new distributing partners and retailers, especially retail chain stores, about the brand’s presence. The Company will attend a number of annual tradeshows sponsored by national convenience store associations, international beverage cooperative groups, and localized distributor organizations several times per year as a major recruiting tool.  The Company will also participate in local indoor and outdoor events to support local distributors in bringing consumer awareness to the brand.  This includes concerts, on-campus collegiate tours, sporting events, fairs and other related local but relevant events.  This will cumulatively account for 8% of the budget.

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Print media:   Print advertisements will be placed in magazines and trade journals geared toward both the Company’s demographic, as well as potential distributors, and will account for 2% of its budget.  These advertisements will provide information about the Company, where to shop online, and where to purchase in a store near you.  Ads will also list the benefits associated with Lean Slow Motion PotionTM.

Business-to-Business:

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Direct sales:  The Company will use direct sales calls, presentations, and appointments with prospective distributors who have existing retail accounts throughout the United States.  The Company will leverage current relationships and will also forge new ones by implementing an outside sales force to achieve its overall business objectives.

3 Saleem, Muhammad.  Pronet Advertising.  “Social Network Ad Spending and Return on Investment.”  May 13, 2007.  Obtained at:  http://tinyurl.com/ywlcn3

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers are appointed by the Board of Directors to a term of one year and serve until a successor is duly elected and qualified, or until removed from office. Our Board of Directors does not have any nominating, auditing or compensation committees.

The following table sets forth certain information regarding our executive officer and director as of the date of this prospectus:

Name	Age	Position

Marco Moran (2)	37	President, Secretary, Treasurer, and Director

Notes:

(1) Our directors will hold office until the next annual meeting of the stockholders, typically held on or near the anniversary date of inception, and until successors have been elected and qualified. At the present time, our officer was appointed by our director and will hold office until resignation or removal from office.

BACKGROUND OF DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Marco Moran, CEO, President, Secretary, CFO, Treasurer, Director, Chief Accounting Officer

As Chief Executive Officer of Dewmar International BMC, Marco Moran is responsible for product oversight, research and development, quality control, strategic planning, and sales and marketing efforts.  He also provides leadership to the Company, as well as developing its strategic plan to advance its mission and objectives, and to promote revenue, profitability, and growth.  Mr. Moran also oversees Company operations to insure production efficiency, quality, service, and cost-effective management of resources.

In 2008, he began Unique Beverage Group, LLC, where he branded his first beverage and learned how to take a product to market, leading him to develop his current enterprise  Dr. Moran was  previously a Pharmacist for several years throughout the South.  From 2007 to 2008 he served in this role for MS Baptist Health System, preceded by one year with Accredo Nova Factor as its Pharmacist and Project Manager in Memphis.  From 2004 to 2006, Dr. Moran was employed in the same capacity for River Region Medical Center in Vicksburg, Mississippi, where he managed Six Sigma project teams to assist administration in meeting annual corporate financial objectives.  He also owned the financial services firm Wiser Tax Pros.  During his first two years as a business owner he also worked for CVS Pharmacy in Mobile and Tuscaloosa.  Dr. Moran began his career as the Director of Pharmacy and Regulatory Affairs for INO Therapeutics, Inc. in Port Allen, Louisiana.  He served as a Graduate Assistant and Instructor during his MBA studies, and previously served at the U.S. Naval Hospital in Camp Lejeune, North Carolina as a Medical Services Officer and Pharmacist.  Dr. Moran holds graduate degrees in Business Administration and Pharmaceutical Science from the University of Louisiana at Monroe, and was briefly a law student before becoming an entrepreneur.  Dr. Moran has completed various training through BevNet since 2009, including branding, packaging, and entrepreneur coursework to enhance his knowledge of the beverage industry.

EXECUTIVE COMPENSATION

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)

Marco Moran
Officer and Director	2010	120,000(1)	0	0	0	0	0	0

(1) Accrued.

DIRECTORS' COMPENSATION

Directors are not entitled to receive compensation for services rendered to us or for each meeting attended except for reimbursement of out-of-pocket expenses. There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized in the City of Las Vegas State of Nevada on May 2, 2011.

Dewmar International BMC, Inc.
(Registrant)

By:/s/Marco Moran
Marco Moran, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed b the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Marco Moran	President, Secretary and Director	May 2 , 2011
Marco Moran	Chief Executive Officer

/s/Marco Moran	Treasurer	May 2, 2011
Marco Moran	Chief Accounting Officer, Principal Financial Officer